Exhibit 99.1

UnionBanCal Corporation Announces First Quarter Results; Agrees to Sell Insurance Brokerage Business

SAN FRANCISCO--(BUSINESS WIRE)--UnionBanCal Corporation (NYSE:UB):

First Quarter 2008 Highlights:

-- Net interest income up 5 percent versus fourth quarter and up 8 percent year-over-year

-- Net interest margin of 3.54 percent, up 3 basis points over prior quarter

-- Average total loans up 11 percent year-over-year

-- Average core commercial loans up 14 percent

-- Average residential mortgage loans up 13 percent

-- Average commercial real estate loans up 17 percent

-- Average noninterest bearing deposits comprised 28.9 percent of average total deposits

-- Average core deposits comprised 72.6 percent of average total deposits

-- Average all-in cost of funds 2.26 percent

-- Total provision for credit losses of $80 million primarily reflects increase in reserves against homebuilder portfolio and robust loan growth

-- Nonperforming assets 0.23 percent of total assets at quarter-end

-- Net charge-offs of $12 million

-- Noninterest income included a $14.2 million gain on the partial redemption of Visa Inc. common stock

-- Noninterest expense included a goodwill impairment charge of $18.7 million related to a write-down of goodwill for the insurance brokerage business and a $5.1 million reversal of reserves for the Company's proportionate share of Visa litigation costs

-- Tangible common equity ratio of 7.42 percent at quarter-end

Other Highlights:

-- The Company has entered into a definitive agreement to sell its insurance brokerage business to BB&T Insurance Services; closing expected in the second quarter

-- Earnings from continuing operations forecast of $0.95 to $1.05 per share for second quarter; $4.00 to $4.35 per share for full year 2008

UnionBanCal Corporation (NYSE:UB) today reported first quarter 2008 net income of $108.6 million, or $0.79 per diluted common share, compared with $149.6 million, or $1.07 per diluted common share, a year earlier, and $165.7 million, or $1.20 per diluted common share, in fourth quarter 2007. Net income for first quarter 2008 included: a $14.1 million after-tax, or $0.10 per diluted common share, write-down of goodwill related to the assessment of the valuation of the insurance brokerage business; an $8.7 million after-tax, or $0.06 per diluted common share, gain on the partial redemption of Visa Inc. common stock; and a $3.1 million after-tax, or $0.02 per diluted common share, reversal of Visa-related litigation reserves. Net income for fourth quarter 2007 included income from discontinued operations of $57.0 million, or $0.42 per diluted common share.

Excluding the goodwill write-down and Visa-related credits, first quarter 2008 earnings from continuing operations were $0.81 per diluted common share. This compares with earnings from continuing operations of $0.78 per diluted common share in fourth quarter 2007, and $1.06 per diluted common share in first quarter 2007.

Compared to prior quarter, total revenue increased 2.8 percent and total noninterest expense increased 0.8 percent, resulting in a 6.8 percent increase in income before the provision for loan losses and income taxes. The total provision for credit losses was $80 million, an increase of $20 million compared with fourth quarter 2007, primarily due to an increase in reserves attributable to the homebuilder segment of the loan portfolio and robust loan growth.

“We have faced a tougher economic environment than had been anticipated 90 days ago. Even so, during the first quarter we generated strong, high quality loan growth, maintained our deposit base and expanded our net interest margin over the fourth quarter. Our growth in net interest income during the quarter and continued focus on expense control allowed us to not only generate positive operating leverage, but also more than 6 percent growth in core earnings over fourth quarter,” said Masaaki Tanaka, President and Chief Executive Officer. “In these unpredictable times, it is difficult to determine the future and we have chosen to proceed with a cautious outlook. Our capital base remains strong with a tangible equity ratio at the upper end of our peers. We believe that, as the economy faces continued uncertainty, the strength of our balance sheet and our focus on capital preservation will continue to serve us well during 2008,” concluded Mr. Tanaka.

“Deterioration in our homebuilder portfolio was more rapid than anticipated and we are beginning to see weakness in related sectors. Even so, our overall credit quality remained strong during the quarter relative to peer banks. We generated significant growth across most of our loan categories, with particular focus in our commercial loan and commercial mortgage portfolios. We achieved this growth without sacrificing either quality or yield. Our credit quality statistics were strong, with only $12 million of net charge-offs for the period and nonperforming assets at only 23 basis points. Our residential mortgage portfolio of over $14 billion had only $18 million in foreclosure. However, given our current economic outlook we have adopted a guarded outlook for the remainder of the year,” said Vice Chairman and Chief Operating Officer Philip Flynn.

Subsequent Event – Sale of Insurance Brokerage Business

On April 22, 2008, the Company entered into a definitive agreement to sell its insurance subsidiary, UnionBanc Insurance Services, Inc., to Raleigh, N.C.-based BB&T Insurance Services, a wholly-owned subsidiary of BB&T Corporation (NYSE: BBT). The transaction has been approved by the directors of BB&T Corporation and the Company, and is expected to close in the second quarter.

In the first quarter, the Company recorded a $14.1 million after-tax, or $0.10 per diluted common share, write-down of goodwill related to the assessment of the valuation of the insurance brokerage business. Upon closing of the transaction, the Company will recognize a net gain on the sale of the business of approximately $11 million after-tax, or $0.08 per diluted common share.

Commencing with second quarter 2008, the results of the insurance brokerage business will be reported in discontinued operations and all prior periods will be restated to reflect this accounting treatment.

Summary of First Quarter Results From Continuing Operations

First Quarter Total Revenue

For first quarter 2008, total revenue (taxable-equivalent net interest income plus noninterest income) was $675 million, up 5.4 percent compared with first quarter 2007. Net interest income increased 7.7 percent, and noninterest income increased 0.8 percent. Compared with fourth quarter 2007, total revenue was up 2.8 percent, with net interest income up 4.8 percent and noninterest income down 1.3 percent.

First Quarter Net Interest Income (Taxable-equivalent)

Net interest income was $462 million in first quarter 2008, up $33 million, or 7.7 percent, from the same quarter a year ago, primarily due to strong loan growth, lower rates paid on interest bearing liabilities and one more day in the quarter, partially offset by lower yields on earning assets and a deposit mix shift from noninterest bearing and low-cost deposits into higher-cost deposits.

Average earning assets in first quarter 2008 increased $3.8 billion, or 7.9 percent, compared to first quarter 2007, primarily due to a $4.2 billion, or 11 percent, increase in average loans. Average commercial loans increased $0.9 billion, or 6.1 percent, with average core commercial loans, which exclude title and escrow loans, up $1.9 billion, or 13.9 percent. Title and escrow loans, which are highly rate-advantaged to the borrower and more volatile than other commercial loans, decreased $1.0 billion, or 65.7 percent. Average residential mortgage loans increased $1.6 billion, or 13.0 percent; average commercial mortgage loans increased $1.2 billion, or 19.6 percent; and average construction loans increased $0.2 billion, or 10.8 percent, year over year.

Compared to first quarter 2007, average interest bearing deposits increased $4.7 billion, or 18.0 percent, while average noninterest bearing deposits decreased $2.5 billion, or 16.5 percent. The decline in noninterest bearing deposits was due to a $1.1 billion, or 10.5 percent, decrease in average other commercial noninterest bearing deposits; a $1.1 billion, or 50.1 percent, decrease in average title and escrow deposits; and a $0.3 billion, or 13.0 percent, decrease in average consumer noninterest bearing deposits. Average other commercial and average consumer noninterest bearing deposits both declined primarily due to a mix shift toward interest-paying deposit accounts, and average title and escrow deposits decreased due to reduced residential real estate activity.

Average noninterest bearing deposits represented 28.9 percent of average total deposits in first quarter 2008. The annualized average all-in cost of funds improved to 2.26 percent, compared with 2.56 percent in first quarter 2007, and 2.73 percent in fourth quarter 2007. The Company’s average core deposit-to-loan ratio was 74.1 percent.

The average yield on earning assets of $52.2 billion was 5.72 percent, down 34 basis points from first quarter 2007, with the average loan yield decreasing 39 basis points. The average rate on interest bearing liabilities of $37.7 billion was 3.02 percent, down 75 basis points compared with first quarter 2007, reflecting recent decreases in short-term interest rates. The net interest margin in first quarter 2008 was 3.54 percent, compared with 3.57 percent in first quarter 2007.

First quarter 2008 net interest income increased 4.8 percent from fourth quarter 2007. Average loans increased $1.8 billion, or 4.4 percent. Average commercial loans increased $0.9 billion, or 6.4 percent, which was comprised of an increase in core commercial loans of $1.0 billion, or 7.3 percent, offset by a decrease in title and escrow loans of $84 million, or 14.5 percent. Average commercial mortgage loans increased $465 million, or 6.9 percent; average residential mortgage loans increased $330 million, or 2.4 percent; and average construction loans increased $37 million, or 1.5 percent. Average interest bearing deposits increased $1.3 billion, or 4.2 percent, while average noninterest bearing deposits decreased $0.5 billion, or 3.7 percent. The average yield on earning assets decreased 44 basis points and the average rate on interest bearing liabilities decreased 72 basis points. The net interest margin increased 3 basis points to 3.54 percent.

First Quarter Noninterest Income

In first quarter 2008, noninterest income was $213 million, up $1.8 million, or 0.8 percent, from the same quarter a year ago. Service charges on deposit accounts were flat. Trust and investment management fees increased $6.5 million, or 17.7 percent, primarily due to an increase in trust assets. Gain on private capital investments, net, was $1.1 million, a decrease of $8.0 million compared with the same quarter a year earlier. The Company recorded a $14.2 million pre-tax gain on the partial redemption of Visa Inc. common stock in first quarter 2008. Other noninterest income declined $6.4 million, or 23 percent, primarily due to a gain on the sale of real property recorded in first quarter 2007.

First quarter 2008 noninterest income decreased $2.9 million, or 1.3 percent, compared with fourth quarter 2007. Service charges on deposit accounts were $75 million, down $1.3 million, or 1.7 percent. Merchant banking fees decreased $4.4 million, or 27.2 percent, primarily due to lower syndication fees in first quarter 2008. Trading account revenue decreased $4.1 million, or 27.2 percent, primarily due to downward valuation adjustments for interest rate derivatives and losses on distressed debt. The Company recorded a $14.2 million pre-tax gain on the partial redemption of Visa Inc. common stock in first quarter 2008. Other noninterest income declined $8.4 million, or 28.2 percent, primarily due to a gain on the partial redemption of MasterCard common stock and a net gain on the sale of syndicated loans, both recorded in fourth quarter 2007.

First Quarter Noninterest Expense

Noninterest expense for first quarter 2008 was $437 million, an increase of $26.1 million, or 6.4 percent, compared with first quarter 2007. Excluding the impairment charge of $18.7 million related to the write-down of goodwill for the insurance brokerage business, noninterest expense increased 1.8 percent. Salaries and employee benefits expense was flat. The provision for losses on off-balance sheet commitments was $8 million in first quarter 2008, compared to $1 million in first quarter 2007. Other noninterest expense included a $5.1 million reversal of prior reserves for the Company’s proportionate share of Visa litigation costs.

Noninterest expense increased $3.3 million, or 0.8 percent, compared with fourth quarter 2007. Excluding the impairment charge of $18.7 million related to the write-down of goodwill for the insurance brokerage business, noninterest expense decreased 3.5 percent. Salaries and employee benefits expense increased $16.6 million, or 7.0 percent, primarily due to annual seasonal factors that result in higher payroll taxes and 401(k) matching contributions. Outside services expense decreased $3.9 million, or 18.7 percent, primarily due to lower cost of services related to title and escrow balances. Professional services expense decreased $7.4 million, or 33.2 percent, primarily due to lower information technology and risk-management project costs. Advertising and public relations expense decreased $4.2 million, or 34.0 percent, primarily due to timing of marketing promotions. The provision for losses on off-balance sheet commitments was $8 million, compared to $4 million in fourth quarter 2007. Other noninterest expense decreased $16.1 million, or 34.3 percent, primarily due to the establishment of legal reserves relative to the Company’s proportionate share of Visa litigation charges, recorded in fourth quarter 2007, plus a reversal of a portion of those reserves recorded in first quarter 2008.

Income Tax Expense

Income tax expense for the first quarter was $54.7 million. The effective tax rate for first quarter 2008 was 33.5 percent, unchanged from prior year. The effective tax rate for fourth quarter 2007 was 33.9 percent.

Credit Quality

Nonperforming assets at March 31, 2008, were $132 million, or 0.23 percent of total assets. This compares with $57 million, or 0.10 percent of total assets, at December 31, 2007, and $42 million, or 0.08 percent of total assets, at March 31, 2007. The increase in nonperforming assets versus year-end was due primarily to a $55 million increase in nonperforming loans in the construction portfolio, virtually all attributable to the homebuilder sector, and an $18 million increase in commercial and industrial nonperforming loans.

In first quarter 2008, the total provision for credit losses was $80 million, compared with a total provision for credit losses of $60 million in fourth quarter 2007, and a total provision for credit losses of $5 million in first quarter 2007. The total provision for credit losses is comprised of the provision for loan losses and the provision for losses on off-balance sheet commitments, which is classified in noninterest expense. Provision expense in first quarter 2008 was primarily due to an increase in reserves attributable to the homebuilder segment of the loan portfolio and robust loan growth. At quarter-end, the Company maintained approximately $133 million in identified reserves against the homebuilder portfolio, which had approximately $815 million outstanding at March 31, 2008. In first quarter 2008, there were no net charge-offs for the homebuilder portfolio.

Net loans charged-off for first quarter 2008 were $12 million, or 0.11 percent of average total loans. This compares with net loans charged-off of $3 million, or 0.04 percent of average total loans, in fourth quarter 2007, and net loans charged-off of $2 million, or 0.03 percent of average total loans, in first quarter 2007.

At March 31, 2008, the allowance for credit losses as a percent of total loans and as a percent of nonaccrual loans was 1.29 percent and 445 percent, respectively. These ratios were 1.20 percent and 885 percent, respectively, at December 31, 2007, and 1.11 percent and 997 percent, respectively, at March 31, 2007.

Balance Sheet and Capital Ratios

At March 31, 2008, the Company had total assets of $57.9 billion. Total loans were $43.5 billion and total deposits were $45.2 billion, resulting in a period-end deposit-to-loan ratio of 104 percent. Core deposits at period-end were $33.4 billion, resulting in a core deposit-to-loan ratio of 77 percent. At period-end, total stockholders’ equity was $4.7 billion and the tangible common equity ratio was 7.42 percent. The Company’s Tier I and total risk-based capital ratios at period-end were 8.07 percent and 10.98 percent, respectively.

Stock Repurchases

During first quarter 2008, the Company spent less than $1 million on the repurchase of common stock. At March 31, 2008, the Company had remaining repurchase authority of $512 million.

Common shares outstanding at March 31, 2008, were 137.9 million, a decrease of 0.2 million shares, or 0.1 percent, from one year earlier.

Second Quarter and Full Year 2008 Forecast

The Company currently estimates that second quarter 2008 earnings from continuing operations will be in the range of $0.95 to $1.05 per diluted common share, including a total provision for credit losses of $60 million to $80 million.

The Company currently estimates that full year 2008 earnings from continuing operations will be in the range of $4.00 to $4.35 per diluted common share, including a total provision for credit losses of $225 million to $300 million.

Commencing with second quarter 2008, the results of the insurance brokerage business will be reported in discontinued operations and all prior periods will be restated to reflect this accounting treatment. On such a basis, first quarter 2008 earnings from continuing operations were $0.89 per diluted common share.

Non-GAAP Financial Measures

This press release contains certain references to financial measures identified as being stated on an “adjusted basis” or that adjust for or exclude a goodwill write-down and Visa-related credits or that reflect the accounting treatment for discontinued operations for the sale of the insurance brokerage business, which are adjustments from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (GAAP). These financial measures, as used herein, differ from financial measures reported under GAAP in that they exclude unusual or non-recurring charges, losses, credits or gains. This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure. Because these items and their impact on the Company’s performance are difficult to predict, management believes that financial presentations excluding the impact of these items provide useful supplemental information which is important to a proper understanding of the Company’s core business results by investors. These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Forward-Looking Statements

The following appears in accordance with the Private Securities Litigation Reform Act. This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include the words “believe,” ”continue,” “expect,” “target,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” They may also consist of annualized amounts based on historical interim period results. Forward-looking statements in this press release include those related to earnings forecasts, provision for credit losses, trends in deposit pricing, deposit mix, and net interest margin and their impact on the Company and its future performance, the Company’s loan portfolio, credit quality, competitive positioning and earnings power.

There are numerous risks and uncertainties that could and will cause actual results to differ materially from those discussed in the Company’s forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict and could have a material adverse effect on the Company’s stock price, financial condition, and results of operations or prospects. Such risks and uncertainties include, but are not limited to, adverse economic and fiscal conditions in California; increased energy costs; global political and general economic conditions related to the war on terrorism and other hostilities; fluctuations in interest rates; the controlling interest in UnionBanCal Corporation of The Bank of Tokyo-Mitsubishi UFJ, Ltd., which is a wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc.; the effects of filing taxes on the worldwide unitary basis; competition in the banking and financial services industries; deposit pricing pressures; the levels of commercial and residential real estate activity in our market; adverse effects of current and future banking laws, rules and regulations and their enforcement, including the previously disclosed agreements with regulatory and governmental authorities related to the Company’s Bank Secrecy Act/Anti-Money Laundering compliance program; effects of governmental fiscal or monetary policies; legal or regulatory proceedings or investigations; declines or disruptions in the stock, bond, or credit markets which may adversely affect the Company or the Company’s borrowers or other customers; changes in accounting practices or requirements; and risks associated with various strategies the Company may pursue, including potential acquisitions, divestitures and restructurings.

A complete description of the Company, including related risk factors, is discussed in the Company’s public filings with the Securities and Exchange Commission, which are available by calling (415) 765-2969 or online at http://www.sec.gov. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Conference Call and Webcast

The Company will conduct a conference call to review first quarter 2008 results at 8:30 AM Pacific Time (11:30 AM Eastern Time) on April 24, 2008. Interested parties calling from locations within the United States should call 800-230-1074 (612-332-0345 from outside the United States) 10 minutes prior to the beginning of the conference.

A live webcast of the call will be available at http://www.unionbank.com. You may access the Investor Relations section of the website via the “About Union Bank” link from the homepage. The webcast replay will be available on the website within 24 hours after the conclusion of the call, and will remain on the website for a period of one year.

A recorded playback of the conference call will be available by calling 800-475-6701, (320-365-3844 from outside the United States) from approximately 12:00 PM Pacific Time (3:00 PM Eastern Time), April 24, through 11:59 PM Pacific Time, May 1 (2:59 AM Eastern Time, May 2). The reservation number for this playback is 918373.

Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $57.9 billion at March 31, 2008. Its primary subsidiary, Union Bank of California, N.A., had 334 banking offices in California, Oregon and Washington, and 2 international offices at March 31, 2008.

UnionBanCal Corporation and Subsidiaries
Financial Highlights (Unaudited)
Exhibit 1
				Percent Change to
	As of and for the Three Months Ended			December 31, 2007 from
	March 31,	December 31,	March 31,	March 31,	December 31,
(Dollars in thousands, except per share data)	2007	2007	2008	2007	2007
Results of operations:
Net interest income (1)	$ 429,337	$ 441,039	$ 462,324	7.68%	4.83%
Noninterest income	210,858	215,513	212,618	0.83%	(1.34%)
Total revenue	640,195	656,552	674,942	5.43%	2.80%
Noninterest expense	410,866	433,683	437,002	6.36%	0.77%
Provision for loan losses	4,000	56,000	72,000	nm	28.57%
Income from continuing operations before income taxes (1)
	225,329	166,869	165,940	(26.36%)	(0.56%)
Taxable-equivalent adjustment	2,115	2,517	2,526	19.43%	0.36%
Income tax expense	74,693	55,665	54,662	(26.82%)	(1.80%)
Income from continuing operations	$ 148,521	$ 108,687	$ 108,752	(26.78%)	0.06%
Income (loss) from discontinued operations	1,090	56,983	(162)	nm	nm
Net income	$ 149,611	$ 165,670	$ 108,590	(27.42%)	(34.45%)

Per common share:
Basic earnings:
From continuing operations	$ 1.08	$ 0.79	$ 0.79	(26.85%)	0.00%
Net income	1.08	1.21	0.79	(26.85%)	(34.71%)
Diluted earnings:
From continuing operations	1.06	0.78	0.79	(25.47%)	1.28%
Net income	1.07	1.20	0.79	(26.17%)	(34.17%)
Dividends (2)	0.47	0.52	0.52	10.64%	0.00%
Book value (end of period)	32.98	34.37	34.17	3.61%	(0.58%)
Common shares outstanding (end of period) (3)	138,117,370	137,836,068	137,944,897	(0.12%)	0.08%
Weighted average common shares outstanding - basic (3)
	137,942,320	137,386,881	137,005,702	(0.68%)	(0.28%)
Weighted average common shares outstanding - diluted (3)
	139,729,681	138,562,892	137,609,383	(1.52%)	(0.69%)

Balance sheet (end of period):
Total assets (4)	$ 54,616,849	$ 55,727,748	$ 57,933,325	6.07%	3.96%
Total loans	37,251,950	41,204,188	43,499,968	16.77%	5.57%
Nonperforming assets	41,744	56,525	131,687	nm	nm
Total deposits	43,685,706	42,680,191	45,240,821	3.56%	6.00%
Medium and long-term debt	2,071,263	1,913,622	1,963,952	(5.18%)	2.63%
Stockholders' equity	4,555,439	4,737,981	4,713,206	3.46%	(0.52%)

Balance sheet (period average):
Total assets	$ 52,962,611	$ 54,781,708	$ 56,748,724	7.15%	3.59%
Total loans	38,458,014	40,887,376	42,701,453	11.03%	4.44%
Earning assets	48,354,950	50,156,954	52,188,096	7.93%	4.05%
Total deposits	41,365,182	42,835,877	43,613,754	5.44%	1.82%
Stockholders' equity	4,510,205	4,647,470	4,718,409	4.62%	1.53%

Financial ratios (5):
Return on average assets (6):
From continuing operations	1.14%	0.79%	0.77%
Net income	1.15%	1.20%	0.77%
Return on average stockholders' equity (6):
From continuing operations	13.35%	9.28%	9.27%
Net income	13.45%	14.14%	9.26%
Efficiency ratio (7)	64.02%	65.44%	63.55%
Net interest margin (1)	3.57%	3.51%	3.54%
Dividend payout ratio	43.52%	65.82%	65.82%
Tangible common equity ratio	7.53%	7.73%	7.42%
Tier 1 risk-based capital ratio (4) (8)	8.42%	8.30%	8.07%
Total risk-based capital ratio (4) (8)	11.38%	11.21%	10.98%
Leverage ratio (4) (8)	8.12%	8.27%	8.09%
Allowance for loan losses to:
Total loans	0.89%	0.98%	1.06%
Nonaccrual loans	799.52%	722.64%	367.17%
Allowances for credit losses to (9) :
Total loans	1.11%	1.20%	1.29%
Nonaccrual loans	997.48%	884.80%	445.20%
Net loans charged off (recovered) to average
total loans (6)	0.03%	0.04%	0.11%
Nonperforming assets to total loans and foreclosed assets
	0.11%	0.14%	0.30%
Nonperforming assets to total assets (4)	0.08%	0.10%	0.23%

Refer to Exhibit 8 for footnote explanations.

UnionBanCal Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(Taxable-Equivalent Basis)
Exhibit 2

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Amounts in thousands, except per share data)	2007	2007	2008
Interest Income (1)
Loans	$603,502	$655,933	$633,362
Securities	108,422	114,022	106,046
Interest bearing deposits in banks	1,109	163	128
Federal funds sold and securities purchased under resale agreements	11,152	2,603	2,693
Trading account assets	1,701	3,448	2,804
Total interest income	725,886	776,169	745,033

Interest Expense
Deposits	222,155	263,508	220,660
Federal funds purchased and securities sold under repurchase agreements	14,916	19,465	16,496
Commercial paper	22,264	16,838	9,792
Medium and long-term debt	19,695	25,471	19,457
Trust notes	238	238	238
Other borrowed funds	17,281	9,610	16,066
Total interest expense	296,549	335,130	282,709

Net Interest Income (1)	429,337	441,039	462,324
Provision for loan losses	4,000	56,000	72,000
Net interest income after provision for loan losses	425,337	385,039	390,324

Noninterest Income
Service charges on deposit accounts	74,945	75,989	74,736
Trust and investment management fees	36,860	41,672	43,388
Insurance commissions	20,250	16,557	17,393
Merchant banking fees	9,077	16,206	11,793
Trading account activities	14,840	15,135	11,012
Brokerage commissions and fees	9,660	10,170	9,859
Card processing fees, net	7,127	7,571	7,764
Securities gains (losses), net	1,220	-	(2)
Other	36,879	32,213	36,675
Total noninterest income	210,858	215,513	212,618

Noninterest Expense
Salaries and employee benefits	251,835	236,835	253,429
Net occupancy	34,459	37,467	37,011
Outside services	18,170	21,071	17,138
Equipment	16,333	16,677	15,637
Software	13,599	15,965	15,125
Professional services	16,927	22,281	14,889
Communications	9,306	9,847	9,517
Foreclosed asset expense	9	55	89
Provision for losses on off-balance sheet commitments	1,000	4,000	8,000
Other	49,228	69,485	66,167
Total noninterest expense	410,866	433,683	437,002

Income from continuing operations before income taxes (1)	225,329	166,869	165,940
Taxable-equivalent adjustment	2,115	2,517	2,526
Income tax expense	74,693	55,665	54,662

Income from Continuing Operations	148,521	108,687	108,752

Income (loss) from discontinued operations before income taxes	1,765	88,827	(231)
Income tax expense (benefit)	675	31,844	(69)
Income (Loss) from Discontinued Operations	1,090	56,983	(162)
Net Income	$149,611	$165,670	$108,590

Income from continuing operations per common share - basic	$1.08	$0.79	$0.79
Net income per common share - basic	$1.08	$1.21	$0.79
Income from continuing operations per common share - diluted	$1.06	$0.78	$0.79
Net income per common share - diluted	$1.07	$1.20	$0.79
Weighted average common shares outstanding - basic	137,942	137,387	137,006
Weighted average common shares outstanding - diluted	139,730	138,563	137,609

Refer to Exhibit 8 for footnote explanations.

UnionBanCal Corporation and Subsidiaries
Consolidated Balance Sheets
Exhibit 3

	(Unaudited)		(Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands)	2007	2007	2008
Assets
Cash and due from banks	$1,913,937	$2,106,930	$2,071,971
Interest bearing deposits in banks	1,008,327	104,528	1,000
Federal funds sold and securities purchased under resale agreements	2,747,300	310,178	125,940
Total cash and cash equivalents	5,669,564	2,521,636	2,198,911
Trading account assets	297,998	603,333	811,509
Securities available for sale:
Securities pledged as collateral	62,026	685,123	642,346
Held in portfolio	8,524,615	7,770,048	7,667,970
Loans (net of allowance for loan losses: March 31, 2007, $332,679; December 31, 2007, $402,726; March 31, 2008, $462,943)
	36,919,271	40,801,462	43,037,025
Due from customers on acceptances	18,099	16,482	15,984
Premises and equipment, net	489,553	490,197	490,419
Intangible assets	24,321	18,568	17,221
Goodwill	453,489	448,718	429,987
Other assets	2,146,638	2,364,577	2,611,140
Assets of discontinued operations to be disposed or sold	11,275	7,604	10,813
Total assets	$54,616,849	$55,727,748	$57,933,325

Liabilities
Noninterest bearing	16,175,360	13,802,640	13,997,843
Interest bearing	27,510,346	28,877,551	31,242,978
Total deposits	43,685,706	42,680,191	45,240,821
Federal funds purchased and securities sold under repurchase agreements	549,545	1,631,602	1,785,044
Commercial paper	1,424,401	1,266,656	1,299,930
Other borrowed funds	892,349	1,875,623	921,519
Trading account liabilities	162,613	351,057	629,166
Acceptances outstanding	18,099	16,482	15,984
Other liabilities	1,130,090	1,132,103	1,230,985
Medium and long-term debt	2,071,263	1,913,622	1,963,952
Junior subordinated debt payable to subsidiary grantor trust	14,772	14,432	14,319
Liabilities of discontinued operations to be extinguished or assumed	112,572	107,999	118,399
Total liabilities	50,061,410	50,989,767	53,220,119

Stockholders' Equity
Preferred stock:
Authorized 5,000,000 shares; no shares issued or outstanding as of March 31, 2007, December 31, 2007 and March 31, 2008
	-	-	-
Common stock, par value $1 per share:
Authorized 300,000,000 shares; issued 156,832,956 shares as of March 31, 2007, 157,559,521 shares as of December 31, 2007 and 157,670,426 shares as of March 31, 2008

	156,833	157,559	157,670
Additional paid-in capital	1,109,817	1,153,737	1,167,391
Treasury stock - 18,715,586 shares as of March 31, 2007, 19,723,453 shares as of December 31, 2007 and 19,725,529 shares as of March 31, 2008
	(1,150,090)	(1,202,584)	(1,202,685)
Retained earnings	4,669,590	4,912,392	4,949,040
Accumulated other comprehensive loss	(230,711)	(283,123)	(358,210)
Total stockholders' equity	4,555,439	4,737,981	4,713,206
Total liabilities and stockholders' equity	$54,616,849	$55,727,748	$57,933,325

UnionBanCal Corporation and Subsidiaries
Loans (Unaudited)
Exhibit 4

				Percent Change to
	Three Months Ended			December 31, 2007 from
	March 31,	December 31,	March 31,	March 31,	December 31,
(Dollars in millions)	2007	2007	2008	2007	2007

Loans (period average)
Commercial, financial and industrial	$14,681	$14,633	$15,569	6.05%	6.40%
Construction	2,233	2,437	2,474	10.79%	1.52%
Mortgage - Commercial	6,064	6,786	7,251	19.57%	6.85%
Mortgage - Residential	12,384	13,658	13,988	12.95%	2.42%
Consumer	2,542	2,618	2,686	5.66%	2.60%
Lease financing	548	638	650	18.61%	1.88%

Total loans held to maturity	38,452	40,770	42,618	10.83%	4.53%
Total loans held for sale	6	117	83	nm	(29.06%)

Total loans	$38,458	$40,887	$42,701	11.03%	4.44%

Nonperforming Assets (period end)
Nonaccrual loans:
Commercial, financial and industrial	$5	$29	$47	nm	62.07%
Construction	-	-	55	nm	nm
Mortgage - Commercial	22	14	24	9.09%	71.43%
Lease financing	15	13	-	(100.00%)	(100.00%)

Total nonaccrual loans	42	56	126	nm	nm
Restructured loans
Mortgage - Residential	-	-	1	nm	nm
Foreclosed assets	-	1	5	nm	nm

Total nonperforming assets	$42	$57	$132	nm	nm
Loans 90 days or more past due and still accruing
	$6	$22	$30	nm	36.36%

Analysis of Allowances for Credit Losses
Beginning balance	$331	$350	$403

Provision for loan losses	4	56	72

Loans charged off:
Commercial, financial and industrial	(3)	(4)	(10)
Consumer	(1)	(2)	(3)
Total loans charged off	(4)	(6)	(13)

Loans recovered:
Commercial, financial and industrial	2	2	1
Consumer	-	1	-
Total loans recovered	2	3	1
Net loans recovered (charged off)	(2)	(3)	(12)

Ending balance of allowance for loan losses	333	403	463
Allowance for off-balance sheet commitment losses
	82	90	98
			$-
Allowances for credit losses	$415	$493	$561

Refer to Exhibit 8 for footnote explanations.

UnionBanCal Corporation and Subsidiaries
Net Interest Income (Unaudited)
Exhibit 5

	For the Three Months Ended			For the Three Months Ended
	March 31, 2007			March 31, 2008
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense (10)	Rate (6)(10)	Balance	Expense (10)	Rate (6)(10)
Assets
Loans (11)
Commercial, financial and industrial	$14,684,098	$237,278	6.55%	$15,647,162	$238,303	6.13%
Construction	2,233,131	42,775	7.77	2,474,323	36,617	5.95
Residential mortgage	12,386,306	163,766	5.29	13,992,743	192,785	5.51
Commercial mortgage	6,064,169	106,966	7.15	7,250,747	112,970	6.23
Consumer	2,542,507	48,979	7.81	2,686,635	46,390	6.94
Lease financing	547,803	3,738	2.73	649,843	6,297	3.88
Total loans	38,458,014	603,502	6.34	42,701,453	633,362	5.95
Securities - taxable	8,580,315	107,268	5.00	8,355,954	104,964	5.02
Securities - tax-exempt	57,654	1,154	8.01	53,359	1,082	8.11
Interest bearing deposits in banks	79,562	1,109	5.65	29,869	128	1.72
Federal funds sold and securities purchased under resale agreements
	846,042	11,152	5.35	328,145	2,693	3.30
Trading account assets	333,363	1,701	2.07	719,316	2,804	1.57
Total earning assets	48,354,950	725,886	6.06	52,188,096	745,033	5.72
Allowance for loan losses	(330,277)			(399,280)
Cash and due from banks	1,949,232			1,757,365
Premises and equipment, net	491,449			487,928
Other assets	2,497,257			2,714,615
Total assets	$52,962,611			$56,748,724
Liabilities
Deposits:
Transaction accounts	$13,534,373	91,505	2.74	$14,864,561	82,915	2.24
Savings and consumer time	4,297,383	26,855	2.53	4,179,663	23,529	2.26
Large time	8,435,137	103,795	4.99	11,962,678	114,216	3.84
Total interest bearing deposits	26,266,893	222,155	3.43	31,006,902	220,660	2.86
Federal funds purchased and securities sold under repurchase agreements
	1,046,439	13,524	5.24	1,950,692	15,566	3.21
Net funding allocated from (to) discontinued operations (12)
	107,715	1,392	5.24	109,356	930	3.42
Commercial paper	1,783,758	22,264	5.06	1,207,510	9,792	3.26
Other borrowed funds (13)	1,309,102	17,281	5.35	1,566,301	16,066	4.13
Medium and long-term debt	1,371,446	19,695	5.82	1,846,885	19,457	4.24
Trust notes	14,827	238	6.43	14,374	238	6.63
Total borrowed funds	5,633,287	74,394	5.36	6,695,118	62,049	3.73
Total interest bearing liabilities	31,900,180	296,549	3.77	37,702,020	282,709	3.02
Noninterest bearing deposits	15,098,289			12,606,852
Other liabilities	1,453,937			1,721,443
Total liabilities	48,452,406			52,030,315
Stockholders' Equity
Common equity	4,510,205			4,718,409
Total stockholders' equity	4,510,205			4,718,409
Total liabilities and stockholders' equity
	$52,962,611			$56,748,724
Reported Net Interest Income/Margin
Net interest income/margin (taxable-equivalent basis)
		429,337	3.57%		462,324	3.54%
Less: taxable-equivalent adjustment		2,115			2,526
Net interest income		$427,222			$459,798

	Average Assets and Liabilities of Discontinued Operations for Period Ended:
		March 31, 2007			March 31, 2008
Assets		$10,592			$7,440
Liabilities		$118,307			$116,796
Net Liabilities		$(107,715)			$(109,356)

Refer to Exhibit 8 for footnote explanations.

UnionBanCal Corporation and Subsidiaries
Net Interest Income (Unaudited)
Exhibit 6

	For the Three Months Ended			For the Three Months Ended
	December 31, 2007			March 31, 2008
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense (10)	Rate (6)(10)	Balance	Expense (10)	Rate (6)(10)
Assets
Loans: (11)
Commercial, financial and industrial	$14,745,251	$250,542	6.74%	$15,647,162	$238,303	6.13%
Construction	2,436,921	44,393	7.23	2,474,323	36,617	5.95
Residential mortgage	13,663,048	187,372	5.49	13,992,743	192,785	5.51
Commercial mortgage	6,786,416	116,974	6.84	7,250,747	112,970	6.23
Consumer	2,617,949	50,202	7.61	2,686,635	46,390	6.94
Lease financing	637,791	6,450	4.05	649,843	6,297	3.88
Total loans	40,887,376	655,933	6.38	42,701,453	633,362	5.95
Securities - taxable	8,443,508	112,924	5.35	8,355,954	104,964	5.02
Securities - tax-exempt	54,155	1,098	8.11	53,359	1,082	8.11
Interest bearing deposits in banks	4,505	163	14.29	29,869	128	1.72
Federal funds sold and securities
purchased under resale agreements	236,411	2,603	4.37	328,145	2,693	3.30
Trading account assets	530,999	3,448	2.58	719,316	2,804	1.57
Total earning assets	50,156,954	776,169	6.16	52,188,096	745,033	5.72
Allowance for loan losses	(349,409)			(399,280)
Cash and due from banks	1,818,633			1,757,365
Premises and equipment, net	483,751			487,928
Other assets	2,671,779			2,714,615
Total assets	$54,781,708			$56,748,724
Liabilities
Deposits:
Transaction accounts	$14,605,230	106,517	2.89	$14,864,561	82,915	2.24
Savings and consumer time	4,411,122	30,469	2.74	4,179,663	23,529	2.26
Large time	10,727,470	126,522	4.68	11,962,678	114,216	3.84
Total interest bearing deposits	29,743,822	263,508	3.51	31,006,902	220,660	2.86
Federal funds purchased and securities sold under repurchase agreements
	1,605,100	18,371	4.54	1,950,692	15,566	3.21
Net funding allocated from (to)
discontinued operations (12)	95,570	1,094	4.54	109,356	930	3.42
Commercial paper	1,469,372	16,838	4.55	1,207,510	9,792	3.26
Other borrowed funds (13)	788,853	9,610	4.83	1,566,301	16,066	4.13
Medium and long-term debt	1,846,780	25,471	5.47	1,846,885	19,457	4.24
Trust notes	14,487	238	6.58	14,374	238	6.63
Total borrowed funds	5,820,162	71,622	4.88	6,695,118	62,049	3.73
Total interest bearing liabilities	35,563,984	335,130	3.74	37,702,020	282,709	3.02
Noninterest bearing deposits	13,092,055			12,606,852
Other liabilities	1,478,199			1,721,443
Total liabilities	50,134,238			52,030,315
Stockholders' Equity
Common equity	4,647,470			4,718,409
Total stockholders' equity	4,647,470			4,718,409
Total liabilities and stockholders' equity
	$54,781,708			$56,748,724
Reported Net Interest Income/Margin
Net interest income/margin (taxable-equivalent basis)
		441,039	3.51%		462,324	3.54%
Less: taxable-equivalent adjustment		2,517			2,526
Net interest income		$438,522			$459,798

Average Assets and Liabilities of Discontinued Operations for Period Ended:
		December 31, 2007			March 31, 2008
Assets		$8,311			$7,440
Liabilities		$103,881			$116,796
Net Liabilities		$(95,570)			$(109,356)

Refer to Exhibit 8 for footnote explanations.

UnionBanCal Corporation and Subsidiaries

Noninterest income (Unaudited)
Exhibit 7

				Percentage Change to
	For the Three Months Ended			March 31, 2008 from
	March 31,	December 31,	March 31,	March 31,	December 31,
(Dollars in thousands)	2007	2007	2008	2007	2007
Service charges on deposit accounts	$74,945	$75,989	$74,736	(0.28)%	(1.65)%
Trust and investment management fees	36,860	41,672	43,388	17.71	4.12
Insurance commissions	20,250	16,557	17,393	(14.11)	5.05
Merchant banking fees	9,077	16,206	11,793	29.92	(27.23)
Trading account activities	14,840	15,135	11,012	(25.80)	(27.24)
Brokerage commissions and fees	9,660	10,170	9,859	2.06	(3.06)
Card processing fees, net	7,127	7,571	7,764	8.94	2.55
Securities gains (losses), net	1,220	-	(2)	nm	nm
Gains on private capital investments, net	9,095	2,412	1,070	(88.24)	(55.64)
Gain on the VISA IPO redemption	-	-	14,211	nm	nm
Other	27,784	29,801	21,394	(23.00)	(28.21)
Total noninterest income	$210,858	$215,513	$212,618	0.83%	(1.34)%

Noninterest expense (Unaudited)

				Percentage Change to
	For the Three Months Ended			March 31, 2008 from
	March 31,	December 31,	March 31,	March 31,	December 31,
(Dollars in thousands)	2007	2007	2008	2007	2007
Salaries and other compensation	$202,494	$198,804	$201,498	(0.49)%	1.36%
Employee benefits	49,341	38,031	51,931	5.25	36.55
Salaries and employee benefits	251,835	236,835	253,429	0.63	7.01
Net occupancy	34,459	37,467	37,011	7.41	(1.22)
Intangible asset amortization	1,926	1,901	20,078	nm	nm
Outside services	18,170	21,071	17,138	(5.68)	(18.67)
Equipment	16,333	16,677	15,637	(4.26)	(6.24)
Software	13,599	15,965	15,125	11.22	(5.26)
Professional services	16,927	22,281	14,889	(12.04)	(33.18)
Communications	9,306	9,847	9,517	2.27	(3.35)
Advertising and public relations	8,367	12,487	8,239	(1.53)	(34.02)
Data processing	8,184	8,221	7,076	(13.54)	(13.93)
Foreclosed asset expense	9	55	89	nm	61.82
Provision for losses on
off-balance sheet commitments	1,000	4,000	8,000	nm	100.00
Other	30,751	46,876	30,774	0.07	(34.35)
Total noninterest expense	$410,866	$433,683	$437,002	6.36%	0.77%

Refer to Exhibit 8 for footnote explanations.

UnionBanCal Corporation and Subsidiaries

Footnotes
Exhibit 8

(1)	Taxable-equivalent basis.

(2)	Dividends per share reflect dividends declared on UnionBanCal Corporation's common stock outstanding as of the declaration date.

(3)	Common shares outstanding reflect common shares issued less treasury shares. Weighted average common shares outstanding (basic) excludes nonvested restricted shares but includes the impact of those shares in the calculation of diluted shares.

(4)	End of period total assets and assets used in calculating these ratios include those of discontinued operations.

(5)	Average balances used to calculate our financial ratios are based on continuing operations data only, unless otherwise indicated.

(6)	Annualized.

(7)	The efficiency ratio is noninterest expense, excluding foreclosed asset expense (income) and the (reversal of) provision for losses on off-balance sheet commitments, as a percentage of net interest income (taxable-equivalent basis) and noninterest income, and is calculated for continuing operations only.

(8)	Estimated as of March 31, 2008. The regulatory capital and leverage ratios include discontinued operations.

(9)	The allowance for credit losses ratios include the allowances for loan losses and losses on off-balance sheet commitments. These ratios relate to continuing operations only.

(10)	Yields and interest income are presented on a taxable-equivalent basis using the federal statutory tax rate of 35 percent.

(11)	Average balances on loans outstanding include all nonperforming loans and loans held for sale. The amortized portion of net loan origination fees (costs) is included in interest income on loans, representing an adjustment to the yield.

(12)	Net funding allocated from (to) discontinued operations represents the shortage (excess) of assets over liabilities of discontinued operations. The expense (earning) on funds allocated from (to) discontinued operations is calculated by taking the net balance and applying an earnings rate or a cost of funds equivalent to the corresponding period's Federal funds purchased rate.

(13)	Includes interest bearing trading liabilities.

nm = not meaningful

CONTACT:
UnionBanCal Corporation
John A. Rice, Jr., 415-765-2998 (Investor Relations)
Stephen L. Johnson, 415-765-3252 (Public Relations)
Michelle R. Crandall, 415-765-2780 (Investor Relations)